Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 160 to the Registration Statement of Rydex Series Funds (Form N-1A; File No. 811-07584) of our report dated May 25, 2016 on the financial statements and financial highlights of the S&P 500® Fund, a series of Rydex Series Funds, included in the Annual Report to shareholders for the year ended March 31, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
March 28, 2017